VANTAGE DRILLING COMPANY SETS NEW DATE FOR 2010 ANNUAL SHAREHOLDER MEETING

HOUSTON, TX - 12/6/2010 - Vantage Drilling Company (the "Company") (AMEX: VTG-U) (AMEX: VTG) (AMEX: VTG-WS) today announced that it will now hold its extraordinary general meeting in lieu of annual general meeting of shareholders on Friday, January 7, 2011 at 9:30 a.m. local time in Houston, Texas. The company had previously scheduled the meeting to occur on November 30, 2010 in London, England.

The Company, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and one ultra-deepwater drillship, the Platinum Explorer. The Company's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. The Company also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of nine owned and managed drilling units, the Company is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, contact: Paul A. Bragg - Chairman and Chief Executive Officer (281) 404-4700